Exhibit 10.1

Key Employee Agreement	9 November 2015

THIS KEY EMPLOYEE AGREEMENT ("Agreement") is made and entered into effective the 9th day of November, 2015 (the "Effective Date"), by and between BIOANALYTICAL SYSTEMS, INC., a corporation organized under the laws of the State of Indiana ("BASi" or the "Company"), and EMPLOYEE an individual residing in the State of Indiana ("Employee").

Preliminary Statements:

A.           The Company is engaged in the business of providing contract research services and manufacturing and distributing scientific instruments (the "Business").

B.           The Company considers it essential to the best interests of its shareholders to foster continuous employment by the Company and its subsidiaries of their key management personnel.

C.           The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company has recommended, and the Board has approved, that the Company enter into this Agreement with key executives of the Company and its subsidiaries who are from time to time designated by the management of the Company and approved by the Committee.

D.           The Committee and the Board believe that Employee has made valuable contributions to the productivity and profitability of the Company and consider it essential to the best interests of the Company and its shareholders that Employee be encouraged to remain with the Company.

E.           The Board believes it is in the best interests of the Company and its shareholders that Employee continue in employment with the Company in the event of any proposed Change in Control (as defined below) and be in a position to provide assessment and advice to the Board regarding any proposed Change in Control without concern that Employee might be unduly distracted by the personal uncertainties and risks created by any proposed Change in Control.

In consideration of the premises and mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.          Term. The initial term of this Agreement shall begin on the Effective Date, and shall continue for a period ending on December 31, 2017; provided, however, that beginning on January 1, 2018, and on the first day of each year thereafter, the term of this Agreement shall automatically be extended by one year, unless either the Company or the Employee shall have provided notice to the other at least thirty (30) days before such date that the term shall not be extended. Notwithstanding the preceding provisions of this Section, if a Change in Control occurs during the term of this Agreement, such term shall not end before the second anniversary of the Change in Control; provided, however, this sentence shall apply only to the first Change in Control while this Agreement is in effect. If the Employee's Employment Terminates during the Term, the obligations contained in Section 6 shall survive the Term.

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2.          Definitions. The following terms, when capitalized, shall have the meanings set out below:

(a)          "Affiliated Employer" means:

(i)          a member of a controlled group of corporations (as defined in Internal Revenue Code Section 414(b) as modified by Treasury Regulation Section 1.409A-1(h)(3)) of which the Company is a member; or

(ii)         an unincorporated trade or business that is under common control (as defined in Internal Revenue Code Section 414(c) as modified by Treasury Regulation 1.409A-1(h)(3)) with the Company.

(b)          "Board" means the Company's Board of Directors.

(c)          "Change in Control" means the occurrence of any of the following:

(i)          Approval by shareholders of the Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its common shares immediately prior to the consolidation or merger have substantially the same proportionate ownership of voting common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company.

(ii)         A change in the majority of members of the Board of Directors of the Company within a twenty-four (24) month period unless the election, or nomination for election by the Company shareholders, of each new director was approved by a vote of two-thirds (2/3) of the directors then still in office who were in office at the beginning of the twenty-four (24) month period.

(iii)        The Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than fifty percent (50%) of the share of voting common stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the shares of voting common stock of the combined company, any shares received by affiliates (as defined in the rules of the SEC) of such other company in exchange for stock of such other company).

Notwithstanding the preceding provisions, in no event shall the acquisition of shares of stock of the Company by an "employee benefit plan" (within the meaning of Subsection 3(3) of the Employee Retirement Income Security Act of 1974) sponsored by the Company or an Affiliated Employer be considered a Change in Control. In the case of a termination of employment described in Subsection 3(a)(ii), a Change of Control shall be deemed to have occurred on the date of such termination of employment for the purpose of determining the Employee's benefits under this Agreement.

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(d)          "Chief Executive Officer" means the Chief Executive Officer of the Company or an Affiliated Employer.

(e)          "Company" means Bioanalytical Systems, Inc. and its successors and assigns.

(f)          "Director" means a member of the Company's Board of Directors.

(g)          "Disability" means a disability as determined for purposes of any group disability insurance policy of the Company or an Affiliated Employer in effect for Employee which qualifies Employee for long-term disability insurance payments in accordance with such policy. The Committee may require subsequent proof of continued Disability, prior to the sixty-fifth (65th) birthday of Employee, at intervals of not less than six (6) months.

(h)          "Employer" means the Company and each Affiliated Employer.

(i)          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(j)          "Good Cause" means any of the following:

(i)          a conviction (or entry of a plea of nolo contendre thereof) for a felony or conviction (or entry of a plea of nolo contendre thereof) for any crime or offense lesser than a felony involving misappropriation of the property of the Company, an Affiliated Employer or a related entity, whether such conviction or plea occurs before or after termination of employment with the Employer;

(ii)         engaging in conduct that has caused demonstrable and material injury to the Company or an Affiliated Employer or a related entity, monetary or otherwise;

(iii)        failure to follow the reasonable instructions of the Board, the Chief Executive Officer, or the Employee's immediate supervisor relating to the Employee's employment or the performance of the Employee's duties and responsibilities;

(iv)        dereliction or other misconduct in the performance of the Employee's duties for the Company or an Affiliated Employer and the failure to cure such situation within 30 days after receiving written notice thereof from the Board or the Chief Executive Officer;

(v)         the intentional disclosure or use of Confidential Information to a party unrelated to the Company or an Affiliated Employer other than as determined in good faith by the Employee to be not contrary to the interests of the Company or believed by the Employee to be required by law.

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(k)          "Good Reason" means, without the Employee's prior written consent:

(i)          a material diminution in the Employee's base compensation;

(ii)         a material diminution in the Employee's authority, duties, or responsibilities;

(iii)        a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, including a requirement that the Employee report to a corporate officer or employee instead of reporting directly to the board of directors of the Company (or similar governing body with respect to an entity other than the Company);

(iv)        a material change in the geographic location at which the Employee must perform the services; or

(v)         any other action or inaction that constitutes a material breach by the Company under the Agreement

In all cases, in order for an event to constitute Good Reason under this Agreement, the Employee must provide written notice to the Employer of the event of Good Reason within forty-five (45) days of its initial existence, and the Employer will then have thirty (30) days after receipt of such written notice to remedy the event of Good Reason.

(l)          "Notice of Termination" means a written notice provided pursuant to Section 7 stating (i) the date on which the Employee's employment with the Employer shall terminate, (ii) the specific termination provision in this Agreement relied upon, and (iii) the facts and circumstances claimed to provide a basis for the termination.

(m)          "Specified Employee" shall mean an individual who, at the time of his termination of employment with the Employer, is a "specified employee" within the meaning of Code Section 409A(2)(B)(i) and Treasury Regulation Section 1.409A-1(i). For purposes of the preceding sentence, the "specified employee identification date" shall be December 31 and the "specified employee effective date" shall be April 1.

3.          Events Triggering Termination Benefits.

(a)          Termination of Employment. Subject to the provisions of Section 5, the Company shall pay or provide to the Employee the termination benefits specified in Section 4, if:

(i)          the Employer terminates the Employee's employment prior to a Change in Control for any reason other than Good Cause or the Employee's Disability; or

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(ii)         there is a Change in Control, and within the twenty-four (24) month period thereafter, either (A) the Employer terminates the Employee's employment for any reason other than Good Cause or the Employee's Disability, or (B) the Employee voluntarily terminates his employment with the Employer for Good Reason.

Notwithstanding the preceding provisions, a "termination of employment" or any variation of such term shall mean a complete termination of the Employee's employment with the Company and all related entities that constitutes a separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

(b)          Non-Renewal of Agreement by Company. If the Company provides Employee with written notice of its intent not to renew this Agreement as provided in Section 1, then Employee shall be entitled to the same severance benefits described in this Agreement as if his/her employment was terminated by the Company under Subsection 3(a)(i).

4.          Termination Benefits. Subject to the provisions of Section 5 and the potential limitations of Subsection 4(f), if the Employee becomes entitled to termination benefits pursuant to Section 3, the Company (or its designee) shall pay or provide the following:

(a)          Accrued Pay and Benefits. The Employer (or its designee) shall pay or provide to the Employee, at such times as they become payable, Base Salary, vacation pay, bonuses, incentives, and other benefits earned through the date of his/her termination of employment, subject to the terms and conditions of such benefits, as amended from time to time.

(b)          Severance Pay. The Company shall pay to Employee as compensation for loss of office six (6) months base salary at Employee’s then current salary in equal bi-weekly installments over the six (6) month period following the Termination Date (the "Severance Period").

(c)          Impact on Equity Awards. Notwithstanding the terms of the Plan or of any award agreement related thereto, if the Employee's employment is terminated pursuant to Section 3(a)(ii):

(i)          all outstanding unvested options to purchase shares of the Company's common stock held by the Employee on the effective date of termination that would have vested in accordance with their terms prior to the first anniversary of the effective date of the termination of the Executive's employment shall vest immediately following the termination of the Executive's employment on such effective date and remain exercisable for a period of 30 days following such effective date;

(ii)         all outstanding unvested awards of restricted stock and all unvested restricted stock units held by the Executive on the effective date of termination that would have vested in accordance with their terms prior to the first anniversary of the effective date of the termination of the Executive's employment shall vest immediately following the termination of the Executive's employment on such effective date; and

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(iii)        the Executive shall be entitled to receive, at the time when a payout with respect to any performance shares held by the Executive on the effective date of termination would otherwise have been made, a pro-rata portion (based on the number of days during the applicable performance period on which the Executive was employed) of the number of such performance shares that would have been earned by the Executive in accordance with the terms thereof (including the satisfaction of the performance conditions related thereto based on the Company's actual performance) if the Executive had been employed on the date required to earn such shares.

(d)          Adjustment for Excess Parachute Payments. Notwithstanding any provision in this Agreement to the contrary, if the Company’s independent auditor (or any other independent auditor designated pursuant to written agreement of the Company and the Employee) ("Auditor") determines that any payment by or on behalf of the Company or an Affiliated Employer to or for the benefit of the Employee, whether paid or payable pursuant to the terms of this Agreement or otherwise ("Payment"), would be an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code, the Company shall reduce the amounts otherwise payable to the Employee under this Agreement by first reducing and forfeiting the payments required under Subsection 4(b) of this Agreement until, in the opinion of such Auditor, such Payment would no longer constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

(e)          Delay in Payment for Specified Employees. Notwithstanding any provisions in the Agreement to the contrary, to the extent that the Employer has any stock which is publicly traded on an established securities market or otherwise (within the meaning of Code Section 409A) and if the Employee is a Specified Employee as of the effective date of his termination of employment with the Employer, distribution of the termination benefits specified in this Section 4 (to the extent that they are subject to and not otherwise exempt or excepted from Code Section 409A (e.g., under the short-term deferral exception and/or the severance pay exception)) shall not commence earlier than six months after the effective date of his termination of employment with the Employer. Payments delayed by the preceding sentence shall be accumulated and paid on the earliest administratively feasible date permitted by such sentence. Benefits delayed by this provision shall commence on the day after such delay.

(f)          Tax Withholding. The Company or its designee shall withhold taxes from payments made pursuant to this Section as required by law.

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5.          Release of Claims. The Employee agrees that, as a condition of receiving the payments and benefits described in Section 4, which payments and benefits he/she is not otherwise entitled to receive, he/she will be required to execute a release in substantially the form attached hereto as Exhibit 1 ("Release"). Within three business days following a termination of employment described in Subsection 3(a)(i), and within three business days following the receipt of the Notice of Termination by the Employee for terminations described in Subsection 3(a)(ii), the Company shall provide the Employee with a copy of the Release. The Employee shall have a period of at least 21 days after receiving the Release within which to consider the Release, and a period of seven days following execution of the Release within which to revoke the Release. The Release shall not be effective or enforceable until the seven-day revocation period expires and only if the Employee has not revoked such signed Release as of the end of such seven-day period. The date on which this seven-day period expires and has not been revoked shall be the effective date of the Release ("Release Effective Date").

THE EXECUTIVE AGREES THAT EXECUTION AND DELIVERY TO THE COMPANY OF THE RELEASE, AND THE PASSAGE OF THE SEVEN-DAY REVOCATION PERIOD IN CONNECTION THEREWITH, SHALL BE A CONDITION TO THE RECEIPT OF ANY PAYMENT OR BENEFITS TO BE PROVIDED BY THE COMPANY UNDER THIS AGREEMENT.

6.          Non-Solicitation. Employee agrees that during Employee’s employment with the Company and for an additional period of the six months immediately following termination of Employee’s employment with the Company, Employee shall not directly or indirectly, as an individual or as a director, officer, contractor, employee, consultant, partner, investor or in any other capacity with any corporation, partnership or other person or entity, other than the Company (an "Other Entity"), (i) contact or communicate with any then current material customer or client of the Company in the Business, or any person or entity with which the Company is then engaged in material discussions regarding that person or entity becoming a client or customer of the Company in the Business, for the purpose of inducing any such customer or client to move its account from the Company to another company in the Business; provided, however, that nothing in this sentence shall prevent Employee from becoming employed by or providing consulting services to any such customer or client of the Company in the Business, or (ii) solicit any other employee of the Company to leave their employment with the Company for employment or a consulting or other services arrangement with an Other Entity or otherwise.

The restrictions of this Section 6 shall not be deemed to prevent Employee from owning not more than 5% of the issued and outstanding shares of any class of securities of an issuer engaged in the Business whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or from owning any amount of securities of an issuer who is not engaged in the Business whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. In the event a court of competent jurisdiction determines that the foregoing restriction is unreasonable in terms of geographic scope or otherwise then the court is hereby authorized to reduce the scope of said restriction and enforce this Section 6 as so reduced. If any sentence, word or provision of this Section 6 shall be determined to be unenforceable, the same shall be severed herefrom and the remainder shall be enforced as if the unenforceable sentence, word or provision did not exist. Notwithstanding any provision of this Agreement to the contrary, the terms and conditions of this Section 6 shall survive for a period of six months following termination of Employee’s employment with the Company, at which time the terms and conditions of this Section 6 shall terminate.

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7.          Miscellaneous.

(a)          Relationship between the Parties. The relationship between the Company and Employee shall be that of an employer and an employee, and nothing contained herein shall be construed or deemed to give Employee any interest in any of the assets of the Company.

(b)          Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered personally or sent by certified mail, addressed to the party entitled to receive said notice, at the following addresses:

If to Company:	Bioanalytical Systems Inc.
2701 Kent Avenue
West Lafayette, IN 47906

If to Employee:	EMPLOYEE
address on file with employee’s records

or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 7.

(c)          Enforceability. Both the Company and Employee stipulate and agree that if any portion, paragraph sentence, term or provision of this Agreement shall to any extent be declared illegal, invalid or unenforceable by a duly authorized court of competent jurisdiction, then, (a) the remainder of this Agreement or the application of such portion, paragraph, sentence, term or provision in circumstances other than those as to which it is so declared illegal, invalid or unenforceable, shall not be affected thereby, (b) this Agreement shall be construed in all respects as if the illegal, invalid or unenforceable matter had been omitted and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (c) the illegal, invalid or unenforceable portion, paragraph, sentence, term or provision shall be replaced by a legal, valid and enforceable provision which most closely reflects the intention of the parties hereto as reflected herein.

(d)          Nonwaiver. The failure of either party hereto to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its or her rights hereunder shall not be construed as a waiver of any such provisions or as the relinquishment of any such rights.

(e)          Succession. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their heirs, personal representatives, and successor entities. This Agreement may not be assigned by either party without prior written agreement of both parties.

(f)          Governing Law. The laws of the State of Indiana shall govern the construction and enforceability of this Agreement.

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(g)          Entire Agreement. This Agreement constitutes the entire Agreement between the parties as to the subject matter contained herein and all other agreements or understandings are hereby superseded and terminated.

(h)          Collective Agreements. There are no collective agreements which directly affect the terms and conditions of Employee's employment.

(i)          Heading. The headings of the sections are inserted for convenience only and do not affect the interpretation or construction of the sections.

(j)          Remedies. Employee acknowledges and agrees that (i) the duration, scope and geographic areas applicable to the covenants set forth in Section 6 are fair, reasonable and necessary, and do not impose a restraint greater than is necessary to protect the Company's legitimate interest in its ongoing business, and (ii) adequate compensation has been received by Employee for such covenants. Employee further acknowledges that a remedy at law for any breach or threatened breach of the provisions of Section 6 of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Employee further acknowledges and agrees that in the event of a breach by Employee of any provision of Section 6 of this Agreement, the Company shall be entitled, in addition to all other remedies to which the Company may be entitled under this Agreement to recover from Employee its reasonable costs including attorney's fees if the Company is the prevailing party in an action by the Company. This Agreement is entered into by the Company for itself and in trust for each of its affiliates with the intention that each company will be entitled to enforce the terms of this Agreement directly against Employee.

Signature page follows

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Key Employee Agreement	9 November 2015

IN WITNESS WHEREOF, the Company and Employee have executed, or caused to be executed, this Agreement as of the Effective Date.

"COMPANY"	"EMPLOYEE"

BIOANALYTICAL SYSTEMS, INC.

By:
Jacqueline M. Lemke
President & CEO	Vice President,

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Exhibit A, General Release

exhibit a

Form of release

general release

In exchange for the payments and benefits set forth in the Agreement between Bioanalytical Systems, Inc. (the “Company”) and me dated as of November 9, 2015 (the “Agreement”), and to be provided following the Effective Date (as defined below) of this General Release and subject to the terms of the Agreement, and my execution (without revocation) and delivery of this General Release:

1.          (a)          On behalf of myself, my agents, assignees, attorneys, heirs, executors and administrators, I hereby release the Company and its predecessors, successors and assigns, their current and former parents, affiliates, subsidiaries, divisions and joint ventures (collectively, the “Company Group”) and all of their current and former officers, directors, employees, and agents, in their capacity as Company Group representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company Group (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission. This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

   (b)          This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989 and the Sarbanes-Oxley Act of 2002, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic information and other legally protected categories.

   (c)          This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.

   (d)          In addition, I am waiving my right to pursue any Claims against the Company Group and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

Exhibit A, General Release

I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company Group and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the Agreement, including but not limited to the right to receive severance compensation (as provided in the Agreement), if any, and other payments and benefits specified in the Agreement, (ii) any rights or interest under any Company-sponsored benefit plans in which I was a participant on the date of termination of my employment, (iii) any right to indemnification pursuant to the Company’s Certificate of Incorporation or By-laws as in effect on the date hereof, (iv) the protections of the Company Group’s directors and officers liability insurance, if any, in each case, to the same extent provided to other senior executives of the Company, (v) any claims and rights that cannot be waived by law, including but not limited to my right to file an EEOC charge but hereby waive my right to financial recovery as to any such charge, (vi) the vesting and exercise of any equity grant pursuant to the terms of the applicable equity award agreement or the applicable equity incentive plan, and (vii) any rights as a stockholder of the Company.

2.          I acknowledge that I have had at least 21 calendar days from the date of my termination of employment with the Company (the “Termination Date”) to consider the terms of this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I have consulted with my attorney, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will. I further understand that my failure to sign this General Release and return such signed General Release to the Company, 2701 Kent Avenue, West Lafayette, IN 47906 by 5:00 p.m. on the 22nd day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Agreement.

3.          I understand that once I sign and return this General Release to the Company, I have 7 calendar days to revoke it. I may do so by delivering to the Company, 2701 Kent Avenue, West Lafayette, IN 47906 written notice of my revocation within the 7-day revocation period (the “Revocation Period”). This General Release will become effective on the 8th day after I sign and return it to the Company (“Effective Date”); provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

Date:

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